Filed Pursuant to Rule 424(b)(5)
Registration No. 333-176225

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 31, 2011)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

3,500,000 Shares of Common Stock

We are offering 3,400,000 shares of our common stock and the selling stockholder identified in this prospectus supplement is offering 100,000 shares of our common stock. We will not receive any proceeds from the shares of our common stock sold by the selling stockholder.

Our common stock is traded on the New York Stock Exchange under the symbol “RRTS.” On December 5, 2012, the closing price of our common stock as reported on the New York Stock Exchange was $17.50.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 for a description of various risks you should consider in evaluating an investment in our common stock.

	Per Share	Total
Public offering price	$17.2500	$60,375,000
Underwriting discount	$0.9919	$3,471,650
Proceeds, before expenses, to us	$16.2581	$55,277,540
Proceeds, before expenses, to the selling stockholder	$16.2581	$1,625,810

We have granted the underwriters a 30-day option to purchase up to an additional 525,000 shares from us on the same terms set forth above to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on or about December 11, 2012.

Baird

BB&T Capital Markets	Raymond James	Stifel Nicolaus Weisel	SunTrust Robinson Humphrey

The date of this prospectus supplement is December 6, 2012.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, the selling stockholder has not, and the underwriters have not, authorized any other person to provide you with different information from that contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the selling stockholder is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers, regardless of time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of securities. Our business, financial condition, results of operations, and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (referred to as the SEC) using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

In this prospectus supplement, the “Company,” “we,” “us,” “our,” and similar terms refer to Roadrunner Transportation Systems, Inc. and its direct and indirect subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated. References to our “common stock” refer to the common stock of Roadrunner Transportation Systems, Inc.

This prospectus supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities. This prospectus supplement, and the information incorporated herein by reference, may also add, update, or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes. The estimates of market share and industry data and forecasts included in or incorporated by reference into this prospectus supplement and the accompanying prospectus have been obtained from industry publications and surveys. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein.

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SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference into this prospectus supplement and the accompanying prospectus, carefully.

Our Company

We are a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions (transporting a shipment by more than one mode, primarily via rail and truck), freight consolidation, inventory management, and domestic and international air. We utilize a broad third-party network of transportation providers, comprised of independent contractors (referred to as ICs) and purchased power providers, to serve a diverse customer base in terms of end market focus and annual freight expenditures. ICs are individuals or small teams that own or lease their own over-the-road transportation equipment and provide us with dedicated freight capacity. Purchased power providers are unrelated asset-based over-the-road transportation companies that provide us with freight capacity under non-exclusive contractual arrangements. Although we service large national accounts, we primarily focus on small to mid-size shippers, which we believe represent an expansive and underserved market. Our business model is highly scalable and flexible, featuring a variable cost structure that requires minimal investment in transportation equipment and facilities, thereby enhancing free cash flow generation and returns on our invested capital and assets.

We have three operating segments:

Less-than-Truckload. Our less-than-truckload (referred to as LTL) business involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and into Mexico, Puerto Rico, and Canada. With a network of 35 LTL service centers and over 200 third-party delivery agents, we employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of faster transit times, lower incidence of damage, and reduced fuel consumption. Our LTL segment also includes domestic and international air transportation services.

Truckload and Logistics. Within our truckload and logistics (referred to as TL) business, we arrange the pickup, delivery, and inventory management of TL freight through our network of 30 TL service centers, 4 freight consolidation and inventory management centers, 14 company dispatch offices, and 80 independent brokerage agents primarily located throughout the eastern United States and Canada. We offer temperature-controlled, dry van, intermodal drayage, and flatbed services and specialize in the transport of refrigerated foods, poultry, and beverages. We believe this specialization provides consistent shipping volume year-over-year.

Transportation Management Solutions. Within our transportation management solutions (referred to as TMS) business, we offer a “one-stop” transportation and logistics solution, including access to the most cost-effective and time-sensitive modes of transportation within our broad network. Specifically, our TMS offering includes pricing, contract management, transportation mode and carrier selection, freight tracking, freight bill payment and audit, cost reporting and analysis, and dispatch. Our customized TMS offering is designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Our success principally depends on our ability to generate revenues through our network of sales personnel and independent brokerage agents and to deliver freight in all modes safely, on time, and cost-effectively through a suite of solutions tailored to the needs of each customer. Customer shipping demand, over-the-road freight tonnage levels, and equipment capacity ultimately drive increases or decreases in our revenues. Our ability to operate profitably and generate cash is also impacted by purchased transportation costs, fuel costs, pricing dynamics, customer mix, and our ability to manage costs effectively. Within our LTL business, we typically generate revenues by charging our customers a rate based on shipment weight, distance hauled, and commodity type. This amount is typically comprised of a base rate, a fuel surcharge, and any applicable service fees. Within our TL business, we typically charge a flat rate negotiated on each load hauled. Within our TMS business, we typically charge a variable rate on each shipment, in addition to transaction or service fees appropriate for the solution we have provided to meet a specific customer’s needs.

We incur costs that are directly related to the transportation of freight, including purchased transportation costs and commissions paid to our agents. We also incur indirect costs associated with the transportation of freight that include other operating costs, such as insurance and claims. In addition, we incur personnel-related costs and other operating expenses essential to administering our operations. We continually monitor all components of our cost structure and establish annual budgets, which are generally used to benchmark costs incurred on a monthly basis.

Our Industry

Over-the-Road Freight

The over-the-road freight sector includes both private fleets and “for-hire” carriers (ICs and purchased power providers). According to the American Trucking Associations (referred to as the ATA), the U.S. freight sector represented revenue of approximately $746 billion in 2011 and accounted for approximately 81% of domestic freight transportation spend. The ATA estimates that U.S. freight transportation will increase to over $1.2 trillion by 2023. Private fleets consist of tractors and trailers owned and operated by shippers that move their own goods and, according to the ATA, accounted for revenue of approximately $277 billion in 2011. For-hire carriers transport freight belonging to others, including LTL and TL freight, and accounted for revenue of approximately $327 billion in 2011, according to the ATA.

LTL carriers specialize in consolidating shipments from multiple shippers into truckload quantities for delivery to multiple destinations. LTL carriers are traditionally divided into two categories — national and regional. National carriers typically focus on two-day or longer service across distances greater than 1,000 miles and often operate without time-definite delivery, while regional carriers typically offer time-definite delivery in less than two days. According to the ATA, the U.S. LTL market generated revenue of approximately $46.9 billion in 2011.

TL carriers dedicate an entire trailer to one shipper from origin to destination and are categorized by the type of equipment they use to haul a shipper’s freight, such as temperature-controlled, dry van, tank, or flatbed trailers. According to the ATA, excluding private fleets, revenue in the U.S. TL segment was approximately $280.2 billion in 2011.

Third-Party Logistics

Third-party logistics (referred to as 3PL) providers offer TMS and distribution services including the movement and storage of freight and the assembly of inventory. The U.S. 3PL sector revenue increased from $45.3 billion in 1999 to $133.8 billion in 2011 (and experienced growth each year during such period other than from 2008 to 2009), according to Armstrong & Associates, a leading supply chain market research firm. In addition, only 10.4% of logistics expenditures by U.S. businesses were outsourced in 2011, according to Armstrong & Associates. We believe that the market penetration of 3PL providers will expand in the future as companies increasingly redirect their resources to core competencies and outsource their transportation and logistics requirements as they realize the cost-effectiveness of 3PL providers.

Our Strategy

Our goal is to be the leading asset-light transportation and logistics service provider in North America. Our strategy includes continuing to:

Gain New Customers. We have continued to expand our customer base, and we will continue to pursue greater market share in the LTL, TL, and TMS markets. Our expansive geographic reach and broad service offering provide us with the ability to add new customers seeking à la carte or “one-stop” transportation and logistics solutions. We also believe the pool of potential new customers will grow as the benefits of third-party TMS continue to be embraced.

Increase Penetration with Existing Customers. With our comprehensive service offering and large network, we have substantial cross-selling opportunities and the potential to capture a greater share of each customer’s annual transportation and logistics expenditures. We believe that macroeconomic factors will provide us with opportunities to further penetrate existing customers. During the recent economic downturn, existing customers generally reduced their number of shipments and pounds per shipment. In 2011 and 2012, we experienced increased revenue driven by greater shipment volume, change in freight mix, pricing initiatives, and the addition of new customers.

Pursue Selective Acquisitions. The transportation and logistics industry is highly fragmented, consisting of many smaller, regional service providers covering particular shipping lanes and providing niche services. We built our LTL, TL, and TMS platforms in part by successfully completing and integrating a number of acquisitions. We intend to continue to pursue acquisitions that will complement our existing suite of services and extend our geographic reach. Our LTL delivery agents also present an opportunity for growth via acquisition. If we decide to offer outbound LTL service from a new strategic location, we could potentially acquire one of our delivery agents. With a scalable, asset-light business model, we believe we can execute our acquisition strategy with minimal investment in additional infrastructure and overhead.

Expand Truckload Capacity. TL pricing has gradually escalated over the past few years. This occurred as a result of reduced truckload capacity in the over-the-road freight sector, coupled with increased shipping demand. While this pricing escalation increased revenues in our TL business, it had an adverse impact on linehaul costs in our LTL business. In order to mitigate this impact, we implemented initiatives to expand our truckload capacity, such as increasing and expanding utilization of our ICs on lanes most impacted by rising rates, and expanding the number of purchased power providers in our carrier base. We will continue our efforts to recruit and retain additional ICs and expand our carrier base in order to reduce the impact of potential further tightening of industry truckload capacity. In addition, while we plan to maintain minimum asset intensity, we may consider investing in transportation equipment to service select lanes with consistent density if we believe we can achieve an attractive return on investment.

Continue Generating Free Cash Flows. Our scalable business model and minimal capital expenditures (as a percentage of our revenues) enhance our ability to generate strong free cash flows. We believe an escalation in shipment and tonnage levels as well as continued expansion of our customer base will drive increased revenues and greater density throughout our network, thereby positively affecting our free cash flow generation.

Corporate Information

We maintain our principal executive offices at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110, and our telephone number is (414) 615-1500. Our website address is www.rrts.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Issuer	Roadrunner Transportation Systems, Inc.

Shares of common stock offered by us	3,400,000 shares

Shares of common stock offered by the selling stockholder	100,000 shares

Shares of common stock outstanding after the offering	34,355,566 shares

Over-allotment option	525,000 shares

Use of proceeds	We estimate our net proceeds from the sale of our common stock in this offering will be approximately $54.9 million (assuming no exercise of the underwriters’ over-allotment option), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $52.0 million of the net proceeds from this offering to repay the outstanding indebtedness under the revolving line of credit included in our senior credit facility. Affiliates of certain of the underwriters are lenders under our senior credit facility. We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes. We also may use a portion of the net proceeds from this offering to acquire businesses, products, services, or technologies that we believe to be complementary to our business. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).” We will not receive any proceeds from sales by the selling stockholder in this offering.

NYSE symbol	RRTS

Risk factors	Investing in our common stock involves substantial risks. You should carefully consider all the information in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors.”

The number of shares of common stock outstanding after this offering is based on 30,955,566 shares of our common stock outstanding as of December 3, 2012, and excludes the following:

■	1,667,932 shares of our common stock issuable upon the exercise of stock options outstanding as of December 3, 2012 at a weighted average exercise price of $11.45 per share;

■	143,550 shares of our common stock subject to outstanding restricted stock units as of December 3, 2012;

■	2,336,664 shares of our common stock reserved for future issuance under our 2010 Incentive Compensation Plan as of December 3, 2012; and

■	3,103,553 shares of our common stock issuable upon the exercise of warrants outstanding as of December 3, 2012 at a weighted average exercise price of $12.04 per share.

If the over-allotment option is exercised in full, we will issue and sell an additional 525,000 shares of our common stock and will have 34,880,566 shares of our common stock outstanding after this offering.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Selected Financial Data

The following table sets forth selected consolidated financial data regarding our business and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto, each of which has been incorporated by reference into this prospectus supplement and the accompanying prospectus.

(In thousands, except per share data)	Years Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(unaudited)
Consolidated Statement of Operations Data:
Revenues	$483,322	$632,018	$843,627	$605,622	$778,284
Operating income	13,740	29,769	46,135	32,860	51,218
Net income (loss) available to common stockholders	(1,973)	2,826	25,871	19,006	28,003

Weighted average common stock outstanding:
Basic	17,656	25,779	30,432	30,340	30,808
Diluted	17,656	26,777	31,545	31,576	32,220

Earnings (loss) per share available to common stockholders:
Basic	$(0.11)	$0.11	$0.85	$0.63	$0.91
Diluted	$(0.11)	$0.11	$0.82	$0.60	$0.87

Other Data:
EBITDA(1)	$16,707	$16,967	$51,113	$36,241	$57,727
Capital expenditures	2,292	2,500	10,105	3,735	12,987
Working capital – current assets less current liabilities (end of period)	18,038	42,383	42,820	37,124	54,336
Net cash provided by operating activities	778	2,110	33,164	13,657	18,298
Net cash used in investing activities	(34,216)	(1,080)	(140,530)	(130,632)	(70,242)
Net cash provided by (used in) financing activities	34,214	(2,210)	109,685	118,326	50,951

(In thousands)	As of September 30, 2012
(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,322
Total current assets	160,973
Property and equipment, net of accumulated depreciation of $17,864	47,829
Total assets	650,546
Total current liabilities	106,637
Current maturities of long-term debt	17,000
Total debt (including current maturities)	193,145
Total stockholder’s investment	325,272

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. Our management uses EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. Our management believes EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

■	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

■	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

■	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

■

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

■	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the consolidated statements of cash flows included in our consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

The following is a reconciliation of EBITDA to net income (loss):

(In thousands)	Years Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(unaudited)
Net income (loss)	$(23)	$3,591	$25,871	$19,006	$28,003
Plus: Provision (benefit) for income taxes	337	2,108	15,929	11,648	17,354
Plus: Total interest expense	13,426	8,154	4,335	2,206	5,861
Plus: Depreciation and amortization	2,967	3,114	4,978	3,381	6,509

EBITDA	$16,707	$16,967	$51,113	$36,241	$57,727

The following expenses have not been added to net income (loss) in the calculation of EBITDA above:

(In thousands)	Years Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(unaudited)
Loss on early extinguishment of debt	$—	$15,916	$—	$—	$—
Restructuring and IPO related expenses	—	1,500	—	—	—
Acquisition transaction expenses	1,148	569	1,368	938	688

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition, or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, or results of operations.

Risks Related to Our Business

A decrease in levels of capacity in the over-the-road freight sector could have an adverse impact on our business.

We believe the over-the-road freight sector has experienced levels of excess capacity. The current operating environment in the over-the-road freight sector resulting from the economic downturn, fluctuating fuel costs, industry-specific regulations such as the Federal Motor Carrier Safety Administration’s Compliance, Safety and Accountability Program (referred to as CSA) and hours-of-service rules, and other economic factors are causing a tightening of capacity in the sector generally, and in our carrier network specifically, which could have an adverse impact on our ability to execute our business strategy and on our business.

One or more significant claims, our failure to adequately reserve for such claims, or the cost of maintaining our insurance for such claims, could have an adverse effect on our results of operations.

We use the services of thousands of transportation companies and their drivers in connection with our transportation operations. From time to time, these drivers are involved in accidents and goods carried by these drivers are lost or damaged, and the carriers may not have adequate insurance coverage. Such accidents usually result in equipment damage and, unfortunately, can also result in injuries or death. Although these drivers are not our employees and all of these drivers are ICs or work for third-party carriers, from time to time claims may be asserted against us for their actions or for our actions in retaining them. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, claims for lost or damaged goods, liability claims, or workers’ compensation claims, or unfavorable resolutions of any such claims, could adversely affect our results of operations to the extent claims are not covered by our insurance or such losses exceed our reserves. Significant increases in insurance costs or the inability to purchase insurance as a result of these claims could also reduce our profitability and have an adverse effect on our results of operations.

Fluctuations in the price or availability of fuel, a prolonged continuation in the upward trend of fuel prices, and limitations on our ability to collect LTL fuel surcharges may adversely affect our results of operations.

We are subject to risks associated with fuel charges from our ICs and purchased power providers in our LTL and TL businesses. The tractors operated by our ICs and purchased power providers require large amounts of diesel fuel, and the availability and price of diesel fuel are subject to political, economic and market factors that are outside of our control. The weekly per-gallon price of diesel fuel has been on an upward trend since 2009. The weekly per-gallon price of diesel fuel ranged from a low of $2.02 in 2009 to a high of $4.15 in October 2012, according to the U.S. Energy Information Administration. Our ICs and purchased power providers pass along the cost of diesel fuel to us, and we in turn attempt to pass along some or all of these costs to our customers through fuel surcharge revenue programs. There can be no assurance that our fuel surcharge revenue programs will be effective in the future. Market pressures may limit our ability to assess our fuel surcharges. At the request of our customers, we have at times temporarily capped the fuel surcharges at a fixed percentage pursuant to contractual arrangements that vary by customer. Currently, less than 1% of our customers have contractual arrangements with varying levels of capped fuel surcharges. If fuel surcharge revenue programs, base freight rate increases or other cost-recovery mechanisms do not offset our exposure to rising fuel costs, our results of operations could be adversely affected.

A significant or prolonged economic downturn in the over-the-road freight sector, or a substantial downturn in our customers’ business, could adversely affect our revenue and results of operations.

The over-the-road freight sector has historically experienced cyclical fluctuations in financial results due to, among other things, economic recession, downturns in business cycles, increasing costs and taxes, fluctuations in energy prices, price increases by carriers, changes in regulatory standards, license and registration fees, interest rate fluctuations and other economic factors beyond our control. All of these factors could increase the operating costs of a vehicle and impact capacity levels in the over-the-road freight sector. Carriers may charge higher prices to cover higher operating expenses, and our operating income may decrease if we are unable to pass through to our customers the full amount of higher purchased transportation costs. Additionally, economic conditions may adversely affect our customers, their need for our services, or their ability to pay for our services. If the current economic downturn causes a reduction in the volume of freight shipped by our customers, our results of operations could be adversely affected.

We operate in a highly competitive industry and, if we are unable to adequately address factors that may adversely affect our revenue and costs, our business could suffer.

Competition in the transportation services industry is intense. Increased competition may lead to revenue reductions, reduced profit margins or a loss of market share, any one of which could harm our business. There are many factors that could impair our ability to maintain our current profitability, including the following:

■	competition with other transportation services companies, some of which have a broader coverage network, a wider range of services and greater capital resources than we do;

■

reduction by our competitors of their freight rates to gain business, especially during times of declining growth rates in the economy, which reductions may limit our ability to maintain or increase freight rates, maintain our operating margins or maintain significant growth in our business;

■	solicitation by shippers of bids from multiple carriers for their shipping needs and the resulting depression of freight rates or loss of business to competitors;

■	development of a technology system similar to ours by a competitor with sufficient financial resources and comparable experience in the transportation services industry; and

■	establishment by our competitors of cooperative relationships to increase their ability to address shipper needs.

If we are unable to expand the number of our sales representatives and brokerage agents, or if a significant number of our existing sales representatives and brokerage agents leave us, our ability to increase our revenue could be negatively impacted.

Our ability to expand our business will depend, in part, on our ability to attract additional sales representatives and brokerage agents. Competition for qualified sales representatives and brokerage agents can be intense, and we may be unable to attract such persons. Any difficulties we experience in expanding the number of our sales representatives and brokerage agents could have a negative impact on our ability to expand our customer base, increase our revenue and continue our growth.

In addition, we must retain our current sales representatives and brokerage agents and properly incentivize them to obtain new customers and maintain existing customer relationships. If a significant number of our sales representatives and brokerage agents leave us, our revenue could be negatively impacted. A significant increase in the turnover rate among our current sales representatives and brokerage agents could also increase our recruiting costs and decrease our operating efficiency.

We may not be able to successfully execute our acquisition strategy, and any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our results of operations.

We plan to increase our revenue and expand our service offerings in the market regions that we serve through the acquisition of complementary businesses. In the future, suitable acquisition candidates may not be available at purchase prices that are attractive to us. Further, if we make any future acquisitions, we could incur additional debt or assume contingent liabilities.

Strategic acquisitions involve numerous risks, including the following:

■	failure of the acquired company to achieve anticipated revenues, earnings or cash flows;

■	assumption of liabilities that were not disclosed to us or that exceed our estimates;

■	problems integrating the purchased operations with our own, which could result in substantial costs and delays or other operational, technical or financial problems;

■	potential compliance issues with regard to acquired companies that did not have adequate internal controls;

■	diversion of management’s attention or other resources from our existing business;

■	risks associated with entering markets in which we have limited prior experience; and

■	potential loss of key employees and customers of the acquired company.

Our indebtedness could adversely affect our business and limit our ability to expand our business or respond to changes, and we may be unable to generate sufficient cash flow to satisfy our debt service obligations.

As of September 30, 2012, we had indebtedness of $193.1 million. We may incur additional indebtedness in the future, including any additional borrowings available under our senior credit facility. Any substantial indebtedness and the fact that a substantial portion of our cash flow from operating activities could be needed to make payments on this indebtedness could have adverse consequences, including the following:

■	reducing the availability of our cash flow for our operations, capital expenditures, future business opportunities and other purposes;

■

limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt;

■	limiting our ability to borrow additional funds;

■	increasing our vulnerability to general adverse economic and industry conditions; and

■	failing to comply with the covenants in our debt agreements could result in all of our indebtedness becoming immediately due and payable.

Our ability to borrow any funds needed to operate and expand our business will depend in part on our ability to generate cash. Our ability to generate cash is subject to the performance of our business as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operating activities or if future borrowings are not available to us under our senior credit facility or otherwise in amounts sufficient to enable us to fund our liquidity needs, our operating results, financial condition and ability to expand our business may be adversely affected. Moreover, our inability to make scheduled payments on our debt obligations in the future would require us to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity.

Our reliance on ICs to provide transportation services to our customers could limit our expansion.

Our transportation services are conducted in part by ICs, who are generally responsible for paying for their own equipment, fuel and other operating costs. Our ICs are responsible for providing the tractors and trailers they use related to our business. Certain factors such as increases in fuel costs, insurance costs, and the cost of new and used tractors, reduced financing sources available to ICs for the purchase of equipment, or the impact of CSA and hours-of-service rules could create a difficult operating environment for ICs. Turnover and bankruptcy among ICs in the over-the-road freight sector often limit the pool of qualified ICs and increase the competition among carriers for their services. If we are required to increase the amounts paid to ICs in order to obtain their services, our results of operations could be adversely affected to the extent increased expenses are not offset by higher freight rates. Additionally, our agreements with our ICs are terminable by either party upon short notice and without penalty. Consequently, we regularly need to recruit qualified ICs to replace those who have left our pool. If we are unable to retain our existing ICs or recruit new ICs, our results of operations and ability to expand our business could be adversely affected.

Our executive officers and key personnel are important to our business, and these officers and personnel may not remain with us in the future.

We depend substantially on the efforts and abilities of our senior management. Our success will depend, in part, on our ability to retain our current management team and to attract and retain qualified personnel in the future. Competition for senior management is intense, and we may not be able to retain our management team or attract additional qualified personnel. The loss of a member of senior management would require our remaining executive officers to divert immediate and substantial attention to fulfilling the duties of the departing executive and to seeking a replacement. The inability to adequately fill vacancies in our senior executive positions on a timely basis could negatively affect our ability to implement our business strategy, which could adversely impact our results of operations.

Our third-party carriers must meet our needs and expectations, and those of our customers, and their inability to do so could adversely affect our results of operations.

Our business depends to a large extent on our ability to provide consistent, high quality, technology-enabled transportation and logistics solutions. We generally do not own or control the transportation assets that deliver our customers’ freight, and we generally do not employ the people directly involved in delivering the freight. We rely on third parties to provide less-than-truckload, truckload and intermodal brokerage, and domestic and international air services and to report certain information to us, including information relating to delivery status and freight claims. This reliance could cause delays in providing our customers with timely delivery of freight and important service data, as well as in the financial reporting of certain events, including recognizing revenue and recording claims. If we are unable to secure sufficient transportation services to meet our customer commitments, or if any of the third parties we rely on do not meet our needs or expectations, or those of our customers, our results of operations could be adversely affected, and our customers could switch to our competitors temporarily or permanently.

The cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations could adversely affect our business and results of operations.

Our operations are subject to certain federal, state and local regulatory requirements. These regulations and requirements are subject to change based on new legislation and regulatory initiatives, which could affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services. The Department of Transportation (referred to as the DOT) and its agencies, such as the Federal Motor Carrier Safety Administration, and various state and local agencies exercise broad powers over our business, generally governing such activities as engaging in motor carrier operations, freight forwarding and freight brokerage operations, as well as regulating safety. As a motor carrier authorized by the DOT, we must comply with the safety and fitness regulations promulgated by the DOT, including those relating to drug and alcohol testing, driver qualification and hours-of-service requirements. There also are regulations specifically relating to the trucking industry, including testing and specifications of equipment, product handling requirements and hazardous material requirements. In addition, we must comply with certain safety, insurance and bonding requirements promulgated by the DOT and various state agencies. Compliance with existing, new or more stringent measures could disrupt or impede the timing of our deliveries and our ability to satisfy the needs of our customers. In addition, we may experience an increase in operating costs, such as security costs, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. The cost of compliance with existing or future measures could adversely affect our results of operations. Further, we could become subject to liabilities as a result of a failure to comply with applicable regulations.

Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

From time to time, we arrange for the movement of hazardous materials at the request of our customers. As a result, we are subject to various environmental laws and regulations relating to the handling, transport and disposal of hazardous materials. If our customers or carriers are involved in an accident involving hazardous materials, or if we are found to be in violation of applicable laws or regulations, we could be subject to substantial fines or penalties, remediation costs or civil and criminal liability, any of which could have an adverse effect on our business and results of operations. In addition, current and future laws and regulations relating to carbon emissions and the effects of global warming can be expected to have a significant impact on the transportation sector generally and the operations and profitability of some of our carriers in particular, which could adversely affect our business and results of operations.

If our ICs are deemed by regulators to be employees, our business and results of operations could be adversely affected.

Tax and other regulatory authorities have in the past sought to assert that ICs in the trucking industry are employees rather than ICs. There can be no assurance that these authorities will not successfully assert this position against us or that tax and other laws that currently consider these persons ICs will not change. If our ICs are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings. Our business model relies on the fact that our ICs are ICs and not deemed to be our employees, and exposure to any of the above factors could have an adverse effect on our business and results of operations.

Our financial results may be adversely impacted by potential future changes in accounting practices.

Future changes in accounting standards or practices, and related legal and regulatory interpretations of those changes, may adversely impact public companies in general, the transportation industry, or our operations specifically. New accounting standards or requirements, such as a conversion from U.S. generally accepted accounting principles to International Financial Reporting Standards, could change the way we record revenues, expenses, assets and/or liabilities or could be costly to implement. These types of regulations could have a negative impact on our financial position, liquidity, results of operations and/or access to capital.

If we are unable to maintain and enhance our technology systems, demand for our services and our revenue could decrease.

Our TMS business relies on our technology systems to track and store externally and internally generated market data, analyze the capabilities of our carrier network, and recommend cost-effective carriers in the appropriate transportation mode. To keep pace with changing technologies and customer demands in the future, we must correctly interpret and address market trends and enhance the features and functionality of our technology systems in response to these trends. We may be unable to implement the appropriate features and functionality of our technology systems in a timely and cost-effective manner, which could result in decreased demand for our services and a corresponding decrease in our revenue.

In addition, we have become increasingly reliant on our technology systems for our operations as well as providing services to our customers. Although we have implemented redundant systems and network security measures, our technology systems remain susceptible to outages, computer viruses, break-ins and similar disruptions. Such an event could inhibit our ability to provide services to our customers and the ability of our customers to access our systems. In addition, there could be a loss of confidential information, corruption of data and damage to our brand. This may result in a reduction in demand for our services or the loss of customers that could have a negative impact on our financial condition and results of operations.

Seasonal sales fluctuations and weather conditions could have an adverse impact on our results of operations.

The transportation industry is subject to seasonal sales fluctuations as shipments generally are lower during and after the winter holiday season. The productivity of our carriers historically decreases during the winter season because companies have the tendency to reduce their shipments during that time and inclement weather can impede operations. At the same time, our operating expenses could increase because harsh weather can lead to increased accident frequency rates and increased claims. If we were to experience lower-than-expected revenue during any such period, our expenses may not be offset, which could have an adverse impact on our results of operations.

Terrorist attacks, anti-terrorism measures, and war could have broad detrimental effects on our business operations.

As a result of the potential for terrorist attacks, federal, state and municipal authorities have implemented and continue to follow various security measures, including checkpoints and travel restrictions on large trucks. Such measures may reduce the productivity of our ICs or increase the costs associated with their operations, which we could be forced to bear. For example, security measures imposed at bridges, tunnels, border crossings and other points on key trucking routes may cause delays and increase the non-driving time of our ICs, which could have an adverse effect on our results of operations. War, risk of war or a terrorist attack also may have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could impact our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically or such coverage could be unavailable in the future.

If we fail to maintain adequate internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, it could result in inaccurate financial reporting, sanctions, or securities litigation, or could otherwise harm our business.

As a public company, we are required to comply with the standards adopted by the Public Company Accounting Oversight Board in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (referred to as the Sarbanes-Oxley Act), regarding internal control over financial reporting. Compliance with Section 404 of the Sarbanes-Oxley Act requires dedicated internal resources and a significant amount of time and effort. We may experience higher than anticipated operating expenses, as well as increased independent auditor fees, as we continue our compliance efforts on new acquisitions. We are required to be fully compliant under Section 404 of the Sarbanes-Oxley Act for each acquisition in the following year after the acquisition occurred, and at that time our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, and we will be required to deliver an attestation report of our auditors on our management’s assessment of our internal controls. Completing documentation of our internal control system and financial processes, remediation of control deficiencies, and management testing of internal controls will require substantial effort by us. We cannot assure you that we will be able to complete the required management assessment by our reporting deadline. Failure to implement these changes in a timely, effective or efficient manner could harm our operations, financial reporting, or financial results, and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors.

Our TL business derives a portion of its revenues from inventory management, the loss of which could have a negative impact on our financial condition, results of operations and cash flows.

A portion of our TL business is involved with inventory and freight management for customers whose products are shipped to a limited number of big box retailers. Should these big box retailers change their supply chain practices and direct our customers to deliver product via another source, such change could have a negative impact on our TL business.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from achieving our growth objectives.

In addition to this offering, we may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Risks Related to this Offering

The market price of our common stock may fluctuate and could be substantially affected by various factors.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate. Our share price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

■	actual or anticipated variations in earnings, financial or operating performance or liquidity;

■	changes in analysts’ recommendations or projections;

■	failure to meet analysts’ projections;

■	general economic and capital markets conditions;

■	announcements of developments related to our business;

■	operating and stock performance of other companies deemed to be peers;

■	actions by government regulators;

■	news reports of trends, concerns and other issues related to us or our industry, including changes in regulations; and

■	other factors described in this “Risk Factors” section.

Our common stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of our common stock may not be indicative of future market prices.

We will have broad discretion over the use of the proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

We will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management may not apply the net proceeds of this offering in ways that increase the value of your investment. We intend to use approximately $52.0 million of the net proceeds from this offering to repay the outstanding indebtedness under the revolving line of credit included in our senior credit facility. We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes. We also may use a portion of the net proceeds from this offering to acquire businesses, products, services, or technologies that we believe to be complementary to our business; however, we do not have any agreements or commitments to do so at this time. Except as described above, we have not allocated the net proceeds from this offering for any specific purposes.

Our current principal stockholders will continue to have significant influence over us after this offering, and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you might not agree.

Upon the closing of this offering, investment funds affiliated with HCI Equity Partners, L.L.C., will together beneficially own approximately 45.2% of our outstanding common stock (44.6% if the underwriters’ over-allotment option is exercised) and Eos Partners, L.P. and affiliated investment funds will together beneficially own approximately 11.2% of our outstanding common stock (11.0% if the underwriters’ over-allotment option is exercised). In addition, three of our directors are affiliated with HCI Equity. As a result, these stockholders will have significant influence over the election of our board of directors and our decision to enter into any corporate transaction and may have the ability to prevent any transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such a transaction is in their own best interests. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders or could limit the price that some investors might be willing to pay in the future for shares of our common stock. The interests of these stockholders may not always coincide with our interests as a company or the interests of our other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

Provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.

Our certificate of incorporation, our bylaws and the Delaware General Corporation Law contain provisions that may make it more difficult or delay attempts by others to obtain control of our company, even when these attempts may be in the best interests of our stockholders. These include provisions limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. In addition, our certificate of incorporation provides for our board to be divided into three classes, serving staggered terms. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. Delaware law also imposes conditions on the voting of “control shares” and on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

Certain information set forth in this prospectus supplement, in the accompanying prospectus and incorporated by reference into this prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act). All statements, other than statements of historical fact, included or incorporated into this prospectus supplement or the accompanying prospectus regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, markets for our services, potential acquisitions or strategic alliances, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or the negatives thereof are intended to identify forward-looking statements. These forward-looking statements represent management’s current reasonable expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including the following:

■	fluctuations in the levels of capacity in the over-the-road freight sector;

■	the effects of auto liability, general liability, and workers’ compensation claims;

■	fluctuations in the price or availability of fuel;

■	general economic, political and other risks that are out of our control, including any prolonged delay in a recovery of the U.S. over-the-road freight sector;

■	the competitive nature of the transportation industry;

■	our ability to attract and retain sales representatives and brokerage agents;

■	our ability to successfully execute our acquisition strategy;

■	our ability to service our debt obligations;

■	our reliance on ICs to provide transportation services to our customers;

■	our reliance on our executive officers and key personnel;

■	the ability of our carriers to meet our needs and expectations, and those of our customers;

■	the effects of governmental and environmental regulations;

■	our ability to maintain, enhance or protect our proprietary technology systems;

■	seasonal fluctuations in our business;

■	the costs associated with being a public company and our ability to comply with the internal controls and financial reporting obligations of the SEC and the Sarbanes-Oxley Act;

■	the volatility of the market price of our common stock;

■	certain provisions in our charter documents that could discourage potential acquisitions or delay, deter or prevent a change in control;

■	the broad discretion of our management in allocating the net proceeds of this offering;

■	the limited number of shares available for issuance after this offering; and

■	other risks and uncertainties described from time to time in our reports filed with the SEC, which are incorporated by reference.

We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in this prospectus supplement, as well as the other factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in or incorporated by reference into this prospectus supplement and the accompanying prospectus are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $54.9 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their option to purchase 525,000 additional shares to cover over-allotments, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $63.4 million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use approximately $52.0 million of the net proceeds from this offering to repay the outstanding indebtedness under the revolving line of credit included in our senior credit facility. Affiliates of certain of the underwriters are lenders under our senior credit facility. See “Underwriting (Conflicts of Interest).”

Our senior credit facility consists of a $170.0 million term loan and a revolving line of credit up to a maximum of $125.0 million, of which up to $10.0 million may be used for swing line loans (as defined in the third amended and restated credit agreement (referred to as the credit agreement)) and up to $25.0 million may be used for letters of credit. The senior credit facility matures on August 3, 2017. Advances under our senior credit facility bear interest at either (a) the Eurocurrency Rate (as defined in the credit agreement), plus an applicable margin in the range of 2.0% to 3.8%, or (b) the Base Rate (as defined in the credit agreement), plus an applicable margin in the range of 1.5% to 2.8%. At September 30, 2012, the average interest rate on our senior credit facility was 3.2%.

We intend to use the remaining net proceeds from this offering for working capital and other general corporate purposes. We also may use a portion of the net proceeds from this offering to acquire businesses, products, services, or technologies that we believe to be complementary to our business. However, we do not have agreements or commitments for any specific acquisitions at this time.

Our plans for the proceeds of this offering are subject to change due to unforeseen events and opportunities, and the amounts and timing of our actual expenditures depend on several factors. Other than as described above, we cannot specify with certainty the particular uses for the net proceeds to be received upon the closing of this offering. Accordingly, we will have broad discretion in using the net proceeds of this offering.

We will not receive any of the net proceeds from the sale of shares of our common stock by the selling stockholder. See “Selling Stockholder.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2012:

■	on an actual basis; and

■

on an as adjusted basis to give effect to the sale by us of 3,400,000 shares of common stock in this offering at the public offering price of $17.25 per share, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds we will receive in this offering in the manner described in “Use of Proceeds” (assuming no exercise of the underwriters’ option to purchase an additional 525,000 shares of our common stock).

You should read this table in conjunction with the information set forth under “Summary — Selected Financial Data” and “Use of Proceeds,” included elsewhere in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes to those statements, incorporated by reference into this prospectus supplement and the accompanying prospectus.

(In thousands)	As of September 30, 2012
	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	$2,322	$5,200
Long-term debt (including current maturities)	$193,145	$141,145
Stockholders’ investment:
Common stock	310	344
Additional paid-in capital	267,788	322,632
Retained earnings	57,174	57,174

Total stockholders’ investment	325,272	380,150

Total capitalization	$518,417	$521,295

PRICE RANGE OF COMMON STOCK

Our common stock has been trading on the NYSE under the symbol “RRTS” since May 13, 2010. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as quoted on the NYSE.

	High	Low
Fiscal Year Ending December 31, 2012
Fourth Quarter (through December 5, 2012)	$18.92	$15.00
Third Quarter	$19.13	$16.00
Second Quarter	$19.06	$15.37
First Quarter	$18.59	$14.16

Fiscal Year Ended December 31, 2011
Fourth Quarter	$17.40	$12.66
Third Quarter	$16.75	$12.48
Second Quarter	$15.70	$13.22
First Quarter	$15.07	$12.74

Fiscal Year Ended December 31, 2010
Fourth Quarter	$14.89	$10.34
Third Quarter	$15.05	$10.67
Second Quarter	$14.47	$13.25
First Quarter	N/A	N/A

The closing price of our common stock on the NYSE on December 5, 2012 was $17.50. As of December 3, 2012, there were approximately 40 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors. Our current debt agreements prohibit us from paying dividends without the consent of our lenders.

SELLING STOCKHOLDER

The following table lists the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder as of the date of this prospectus supplement, the percentage of shares of common stock beneficially owned by the selling stockholder prior to this offering, the number of shares of common stock offered for sale by the selling stockholder by this prospectus supplement, the number of shares of common stock to be beneficially owned by the selling stockholder after this offering, and the percentage of shares of common stock to be beneficially owned by the selling stockholder after this offering.

	Shares Beneficially Owned Prior to the Offering		Shares Offered for Sale	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent		Number	Percent

Mark R. Holden and Debbie K. Holden (1)	108,913	*	100,000	8,913	*

*	Less than one percent

(1)	Represents shares jointly held by Mark R. Holden and Debbie K. Holden. The number of shares beneficially owned does not include 2,117 shares of common stock issuable to Mr. Holden upon delivery of shares underlying unvested restricted stock units. Mr. Holden has served as a director of our company since October 2011.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion describes the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the Code), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (referred to as the IRS), all as in effect as of the date of this prospectus supplement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling from the IRS has been or will be sought with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates; partnerships and other pass-through entities; “controlled foreign corporations;” “passive foreign investment companies;” corporations that accumulate earnings to avoid U.S. federal income tax; financial institutions; insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt organizations; tax qualified retirement plans; persons subject to the alternative minimum tax; persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment; real estate investment companies; regulated investment companies; grantor trusts; persons that received our common stock as compensation for performance of services; persons that have a functional currency other than the U.S. dollar; and certain former citizens or residents of the United States.

For the purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” for U.S. federal income tax purposes. A U.S. person is any of the following:

■	an individual who is a citizen or resident of the United States;

■

a corporation or partnership (or other entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

■	an estate, the income of which is subject to U.S. federal income tax, regardless of its source; or

■

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

Distributions on our Common Stock

We have not declared or paid distributions on our common stock since inception and do not intend to pay any distribution on our common stock in the foreseeable future. In the event we do pay distributions on our common stock, however, these payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a tax-free return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as capital gain.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States, unless an applicable tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain on Disposition of our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

■

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

■	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

■

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (referred to as a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States.

Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests with respect to a non-U.S. holder only if the non-U.S. holder actually or constructively holds more than five percent of such regularly traded common stock at any time during the five-year period ending on the date of the disposition. Furthermore, no assurances can be provided that our common stock will be regularly traded on an established securities market. If we become a USRPHC and our common stock is not regularly traded on an established securities market, a non-U.S. holder generally will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock on a net income basis in the same manner as if such holder were a resident of the United States.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends, together with other information. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI.

Payment of the proceeds from a disposition by a non-U.S. holder of our common stock generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding. Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Withholding on Payments to Certain Foreign Entities

Effective for payments after December 31, 2012 (subject to a limited transition rule), the Foreign Account Tax Compliance Act (referred to as FATCA) imposes withholding at a 30% rate on payments to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meet certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Transition relief delays FATCA withholding on dividends to dividends paid after December 31, 2013 and on gross proceeds from the sale or other disposition of common stock to amounts paid after December 31, 2014. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA for their investment in our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

Under an underwriting agreement dated December 6, 2012, we and the selling stockholder have agreed to sell to the underwriters named below the indicated number of shares of our common stock.

Underwriters	Number of Shares

Robert W. Baird & Co. Incorporated	1,399,999
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	641,667
Raymond James & Associates, Inc.	641,667
Stifel, Nicolaus & Company, Incorporated	641,667
SunTrust Robinson Humphrey, Inc.	175,000

Total	3,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, we have granted the underwriters an option to buy up to an additional 525,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to that option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from us.

		Total
	Per Share	Without Over- Allotment	With Over- Allotment
Underwriting discount payable by us	$0.9919	$3,372,460	$3,893,208
Underwriting discount payable by the selling stockholder	$0.9919	$99,190	$99,190

In addition, we estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $400,000.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.54 per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representative of the underwriters may change the offering price and the other selling terms.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We and our executive officers and directors and a holder of more than 5% of our outstanding common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Robert W. Baird & Co. Incorporated or in other limited circumstances. A second holder of more than 5% of our outstanding common stock has similarly agreed with the underwriters through the date 35 days after the date of this prospectus.

Our common stock is traded on the NYSE under the symbol “RRTS.”

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by exercising their over-allotment option or by purchasing shares in the open market (or both).

Syndicate-covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option (a naked short position), the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors that purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presale of the shares.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, referred to as a relevant member state) and the shares offered by this prospectus, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (referred to as the relevant implementation date) an offer of securities to the public may not be made in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

■	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

■

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

■	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this prospectus, the expression “an offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (referred to as the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their respective affiliates have in the past and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and may in the future receive customary fees and commissions for these transactions. In particular, in addition to the underwriting discount to be received by our underwriters in connection with this offering, affiliates of BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Stifel, Nicolaus & Company, Incorporated, and SunTrust Robinson Humphrey, Inc. are lenders under our senior credit facility. We intend to use approximately $52.0 million of the net proceeds from this offering to repay the outstanding indebtedness under the revolving line of credit included in our senior credit facility.

LEGAL MATTERS

The validity of the common stock in this offering will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Certain legal matters in connection with this offering will be passed upon for the underwriters by Foley  & Lardner LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but do not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with the SEC into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

■	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012;

■	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012;

■	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 9, 2012;

■	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on November 8, 2012;

■	our Current Report on Form 8-K filed with the SEC on February 2, 2012;

■	our Current Report on Form 8-K filed with the SEC on February 24, 2012;

■	our Current Report on Form 8-K filed with the SEC on February 28, 2012;

■	our Current Report on Form 8-K filed with the SEC on April 19, 2012;

■	our Current Report on Form 8-K filed with the SEC on May 24, 2012;

■	our Current Report on Form 8-K filed with the SEC on June 4, 2012;

■	our Current Report on Form 8-K/A filed with the SEC on June 22, 2012;

■	our Current Report on Form 8-K filed with the SEC on August 8, 2012;

■	our Current Report on Form 8-K filed with the SEC on August 13, 2012;

■	our Current Report on Form 8-K filed with the SEC on November 5, 2012;

■	our Current Report on Form 8-K filed with the SEC on November 13, 2012;

■	our Current Report on Form 8-K filed with the SEC on November 30, 2012;

■

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 from our definitive proxy statement on Schedule 14A filed with the SEC on April 20, 2012; and

■

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 5, 2010, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus all documents (other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

Roadrunner Transportation Systems, Inc.

Attention: Corporate Secretary

4900 S. Pennsylvania Ave.

Cudahy, Wisconsin

(414) 615-1500

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or any documents previously incorporated by reference have been modified or superseded.

PROSPECTUS

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of common stock, preferred stock, debt securities, and warrants, either separately or in units, up to an aggregate amount of $150,000,000.

In addition, the selling stockholders may offer and resell from time to time up to 8,000,000 shares of our common stock. We will not receive any proceeds from sales by the selling stockholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “RRTS.” We will make application to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the New York Stock Exchange. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

This prospectus may not be used to consummate a sale of our securities unless accompanied by the applicable prospectus supplement.

You should consider the risks that we have described in this prospectus and in the accompanying prospectus supplement before you invest. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (referred to as the SEC) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities registered in one or more offerings, up to a total dollar amount of $150,000,000. In addition, under this shelf process, the selling stockholders may sell from time to time up to 8,000,000 shares of our common stock. This prospectus provides you with general information regarding the securities that we and the selling stockholders may offer in the future. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that contains specific information about any offering by us or the selling stockholders, including the names of any selling stockholders, if applicable.

The prospectus supplement also may add, update, or change information contained in the prospectus. You should read both this prospectus and the prospectus supplement related to any offering as well as additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any “free writing prospectus.” We are offering to sell, and seeking offers to buy, securities only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date of their covers, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

In this prospectus, the terms “we,” “our,” and “us” refer to Roadrunner Transportation Systems, Inc. and its subsidiaries, unless otherwise specified.

ii

PROSPECTUS SUMMARY

The following summary does not contain all of the information that may be important to purchasers of our securities. Prospective purchasers of securities should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.

Our Company

We are a leading asset light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions (transporting a shipment by more than one mode, primarily via rail and truck), and domestic and international air. We utilize a broad third-party network of transportation providers, comprised of independent contractors and purchased power providers, to serve a diverse customer base in terms of end market focus and annual freight expenditures. Although we service large national accounts, we primarily focus on small to mid-size shippers, which we believe represent an expansive and underserved market. Our business model is highly scalable and flexible, featuring a variable cost structure that requires minimal investment in transportation equipment and facilities, thereby enhancing free cash flow generation and returns on our invested capital and assets.

We have three reportable operating segments:

Less-than-Truckload. Our less-than-truckload (referred to as LTL) business involves the pickup, consolidation, linehaul, deconsolidation, and delivery of LTL shipments throughout the United States and into Mexico, Puerto Rico, and Canada. With a network of 18 LTL service centers and over 200 third-party delivery agents, we employ a point-to-point LTL model that we believe serves as a competitive advantage over the traditional hub and spoke LTL model in terms of faster transit times, lower incidence of damage, and reduced fuel consumption. Our LTL segment also includes domestic and international air transportation services.

Truckload and Logistics. Within our truckload and logistics (referred to as TL) business, we arrange the pickup and delivery of TL freight through our network of 19 intermodal service centers, nine company dispatch offices and 76 independent TL agents primarily located throughout the eastern United States and Canada. We offer temperature-controlled, dry van, flatbed, and intermodal drayage services and specialize in the transport of refrigerated foods, poultry, and beverages. We believe this specialization provides consistent shipping volume year-over-year.

Transportation Management Solutions. Within our transportation management solutions (referred to as TMS) business, we offer a tailored “one-stop” transportation and logistics solution, including access to the most cost-effective and time-sensitive modes of transportation within our broad network. Specifically, our TMS offering includes pricing, contract management, transportation mode and carrier selection, freight tracking, freight bill payment and audit, cost reporting and analysis, and dispatch. Our customized TMS offering is designed to allow our customers to reduce operating costs, redirect resources to core competencies, improve supply chain efficiency, and enhance customer service.

Our Strategy

Our goal is to be the leading asset light transportation and logistics service provider in North America. Our strategy includes continuing to:

■	gain new customers;

■	increase penetration with existing customers;

■	pursue selective acquisitions;

■	expand truckload capacity; and

■	generate free cash flows.

Our Offices

We maintain our principal executive offices at 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110. Our telephone number is (414) 615-1500. Our website is located at www.rrts.com. Other than as described in “Where You Can Find More Information” on page 36 of this prospectus, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement. Our website address is included as an inactive textual reference only.

The Securities That May Be Offered

We may offer up to $150,000,000 of common stock, preferred stock, debt securities, warrants, and units in one or more offerings and in any combination. In addition, the selling stockholders may sell up to 8,000,000 shares of our common stock from time to time in one or more offerings. In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants, and units collectively as “securities.” This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices, and terms of the securities we or the selling stockholders offer. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Common Stock

We may offer shares of our common stock, par value $0.01 per share, either alone or underlying other registered securities convertible or exercisable into our common stock. In addition, the selling stockholders may offer shares of our common stock. Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to not be senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

The senior and subordinated debt securities will be issued under an indenture between us and a trustee. We have summarized the general features of the debt securities to be governed by the indenture. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the indenture. Instructions on how you can get copies of this document are provided in the section entitled “Where You Can Find More Information” on page 36 of the prospectus.

Warrants

We may issue warrants for the purchase of common stock, preferred stock, or debt securities. We may issue warrants independently or together with other securities.

Units

We may issue units comprised of one or more of the other classes of securities issued by us as described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 on file with the SEC, which is incorporated by reference in this prospectus and in any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus and each prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included or incorporated in this prospectus or any prospectus supplement regarding our strategy, prospects, plans, objectives, future operations, future revenue and earnings, projected margins and expenses, markets for our services, potential acquisitions or strategic alliances, financial position, and liquidity and anticipated cash needs and availability are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or the negatives thereof are intended to identify forward-looking statements.

Actual results or events could differ materially from the forward-looking statements we make. Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2010. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected, or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement, or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement, or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUPPLEMENTS

This prospectus provides you with a general description of the proposed offering of our securities. Each time that we or the selling stockholders sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add to, update, or change information contained in this prospectus and should be read as superseding this prospectus.

You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe the terms of any offering of securities, including the offering price to the public in that offering, the purchase price and net proceeds of that offering, and the other specific terms related to that offering of securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document that we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

USE OF PROCEEDS

Except as may be otherwise set forth in any prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of securities offered hereby for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time and for working capital, capital expenditures, acquisitions, and repurchases of our common stock or other securities. Pending these uses, the net proceeds may also be temporarily invested in short-term securities. When specific securities are offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds that we receive from the sale of such securities. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

SECURITIES WE MAY OFFER

The following is a general description of the terms and provisions of the securities we and the selling stockholders may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF COMMON STOCK

This section describes the general terms of our common stock. A prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our amended and restated certificate of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Our common stock and the rights of the holders of our common stock are subject to the applicable provisions of the Delaware General Corporation Law (which we refer to as Delaware law), our amended and restated certificate of incorporation, our second amended and restated bylaws, and the rights of the holders of our preferred stock.

As of August 1, 2011 under our amended and restated certificate of incorporation, we had the authority to issue 105,000,000 shares of common stock, par value $0.01 per share, of which 30,495,137 shares of our common stock were outstanding as of that date.

The following description of our common stock, and any description of our common stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our amended and restated certificate of incorporation and second amended and restated bylaws, each as amended from time to time.

Voting Rights

Each outstanding share of our common stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, all questions shall be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by express provision of law or our amended and restated certificate of incorporation or second amended and restated bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. Holders of shares of common stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Dividends

Holders of our common stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other securities.

Redemption

The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of our company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of shares of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Options, Warrants, and Restricted Stock Units

From time to time, we have issued and expect to continue to issue options, warrants, and restricted stock units (referred to as RSUs) to various lenders, investors, consultants, directors, employees, and officers of our company. As of August 1, 2011, we had outstanding (i) stock options to purchase 1,815,267 shares of our common stock, of which 1,637,183 shares of common stock were issuable upon exercise of vested stock options as of that date; (ii) 75,922 undelivered RSUs; and (iii) warrants to purchase 3,193,141 shares of our common stock, all of which were exercisable.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “RRTS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail and may provide information that is different from terms described in this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our amended and restated certificate of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. A certificate of designation or amendment to our amended and restated certificate of incorporation will specify the terms of the preferred stock being offered, and will be filed or incorporated by reference as an exhibit to the registration statement before the preferred stock is issued. The following description of our preferred stock, and any description of the preferred stock in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our amended and restated certificate of incorporation and second amended and restated bylaws, each as amended from time to time.

As of August 1, 2011, under our amended and restated certificate of incorporation, we had the authority to issue 15,005,000 shares of preferred stock, par value $0.01 per share, which are issuable in series on terms to be determined by our board of directors. Accordingly, our board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with such dividend, liquidation, conversion, voting, and other rights and restrictions as it may determine. All shares of any one series of our preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable prospectus supplement. As of August 1, 2011, there were 5,000 outstanding shares of our preferred stock, which are designated as Series A Redeemable Preferred Stock.

Except with respect to approval of amendments to our amended and restated certificate of incorporation previously in effect, the holders of our Series A Redeemable Preferred Stock do not have voting rights. We, at our option and at any time, are entitled to redeem the Series A Redeemable Preferred Stock for an amount equal to $1,000 per share, subject to adjustment to reflect stock splits, reorganizations, and other similar changes. We are obligated to redeem the Series A Redeemable Preferred Stock for such amount on November 30, 2012 if such shares are not earlier redeemed. The holders of Series A Redeemable Preferred Stock are entitled to annual dividends equal to $40.00 per share, subject to adjustment to reflect stock splits, reorganizations, and other similar changes. In addition, the holders of Series A Redeemable Preferred Stock are entitled to receive an amount equal to $1,000 per share in the event of our liquidation or dissolution, subject to adjustment to reflect stock splits, reorganizations, and other similar changes.

Terms of Preferred Stock to Be Offered

Unless provided in a prospectus supplement, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered by that prospectus supplement:

■	the title and stated value of the preferred stock;

■	the number of shares of preferred stock to be issued and the offering price of the preferred stock;

■	any dividend rights;

■	any dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

■	the date from which distributions on the preferred stock shall accumulate, if applicable;

■	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

■	any right to convert the preferred stock into a different type of security;

■	any voting rights attributable to the preferred stock;

■	any rights and preferences upon our liquidation, dissolution or winding up of our affairs;

■	any terms of redemption;

■	the procedures for any auction and remarketing, if any, for the preferred stock;

■	the provisions for a sinking fund, if any, for the preferred stock;

■	any listing of the preferred stock on any securities exchange;

■	a discussion of federal income tax considerations applicable to the preferred stock;

■

the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

■

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution, or winding up or our affairs; and

■	any other specific terms, preferences, rights, limitations, or restrictions of the preferred stock.

Rank

Unless otherwise indicated in the applicable prospectus supplement, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution, or winding up, and allocation of our earnings and losses:

■	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

■	on a parity with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity with the preferred stock; and

■	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, our preferred stockholders are entitled to receive distributions when, as, and if declared by our board of directors, out of legally available funds and to share pro rata based on the number of preferred shares, common stock, and other parity equity securities outstanding. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to the applicable series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

We may not declare, pay, or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

■	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

■	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock. Similarly, we may not declare, pay, or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

■	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

■	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution, or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution, or winding up, the holders of each series of our preferred stock will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). Unless otherwise specified in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution, or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our other classes or series of equity securities ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution, or winding up, then the holders of our preferred stock and all other such classes or series of equity securities will share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred stock upon our liquidation, dissolution, or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable prospectus supplement. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price, and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable prospectus supplement, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times, and at the redemption prices set forth in such prospectus supplement. Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate, except for the right to receive the redemption price. No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Registrar and Transfer Agent

The registrar and transfer agent for our preferred stock will be set forth in the applicable prospectus supplement.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination, or proxy contest, assumption of control by a holder of a large block of our securities, or the removal of incumbent management, even if these events were favorable to the interests of stockholders. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences that may adversely affect the holders of our other equity or debt securities.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities we may offer under this prospectus and one or more prospectus supplements. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may issue “senior,” “senior subordinated,” or “subordinated,” debt securities. “Senior securities” will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. “Senior subordinated securities” will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other senior subordinated indebtedness. “Subordinated securities” will be subordinated in right of payment to senior subordinated securities.

We need not issue all debt securities of one series at the same time. Unless we provide otherwise, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We will issue the senior debt securities and senior subordinated debt securities under a senior indenture, which we will enter into with the trustee to be named in the senior indenture, and we will issue the subordinated debt securities under a subordinated indenture, which we will enter into with the trustee to be named in the subordinated indenture. We use the term “indenture” or “indentures” to refer to both the senior indenture and the subordinated indenture. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (referred to as the Trust Indenture Act), and we may supplement the indenture from time to time. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. We have filed a form of indenture between us as the issuer, and American Stock Transfer and Trust Company as the indenture trustee, as an exhibit to this registration statement, of which this prospectus forms a part. The terms of the senior indenture and subordinated indenture will be substantially similar, except that the subordinated indenture will include provisions pertaining to the subordination of the subordinated debt securities and senior subordinated debt securities to the senior debt securities and any other of our senior securities. The following statements relating to the debt securities and the indenture are summaries only, are subject to change, and are qualified in their entirety to the detailed provisions of the indenture, any supplemental indenture, and the discussion contained in any prospectus supplements.

General

The debt securities will be our direct obligations. We may issue debt securities from time to time and in one or more series as our board of directors may establish by resolution or as we may establish in one or more supplemental indentures. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series. We may issue debt securities with terms different from those of debt securities that we previously issued.

We may issue debt securities from time to time and in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, relating to any series of debt securities being offered, the initial offering price and the following terms of the debt securities:

■	the title of the debt securities;

■	the series designation and whether they are senior securities, senior subordinated securities, or subordinated securities;

■	the aggregate principal amount of the debt securities and any limit on the aggregate amount of the series of debt securities;

■

the price or prices (expressed as a percentage of the aggregate principal amount) at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon the maturity of the debt securities;

■	the date or dates on which we will pay the principal on the debt securities;

■

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index, or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable, and any regular record date for the interest payable on any interest payment date;

■	the place where principal, interest, and any additional amounts will be payable and where the debt securities can be surrendered for transfer, exchange, or conversion;

■	the terms, if any, by which holders of the debt securities may convert or exchange the debt securities for our common stock, preferred stock, or any other security or property;

■	if convertible, the initial conversion price, the conversion period, and any other terms governing such conversion;

■	any subordination provisions or limitations relating to the debt securities;

■	any sinking fund requirements;

■	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

■

the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

■	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

■	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

■	whether we will issue the debt securities in certificated or book-entry form;

■

whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

■	the designation of the currency, currencies, or currency units in which payment of principal of, premium, and interest on the debt securities will be made;

■

if payments of principal of, and interest and any additional amounts on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

■

the manner in which the amounts of payment of principal of, and interest and any additional amounts on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index, or financial index;

■	any applicability of the defeasance provisions described in this prospectus or any prospectus supplement;

■

whether and under what circumstances, if any, we will pay additional amounts on any debt securities in respect of any tax, assessment, or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

■

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

■	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

■	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner, and place for them to be authenticated and delivered;

■	any securities exchange on which we will list the debt securities;

■	any restrictions on transfer, sale, or other assignment;

■	any provisions relating to any security provided for the debt securities;

■	any provisions relating to any guarantee of the debt securities;

■	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

■	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for or convertible into shares of our common stock or other securities or property. The terms, if any, on which the debt securities may be exchanged for or converted into shares of our common stock or other securities or property will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at our option, in which case the number of shares of common stock or other securities or property to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting, and other considerations applicable to original issue discount securities.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and interest and any additional amounts on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms, and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Except as may be set forth in any prospectus supplement relating to the debt securities, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change in control. You should review carefully the applicable prospectus supplement for information with respect to events of default and any covenants applicable to the debt securities being offered.

Payments and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and interest and any additional amounts on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check, which we will mail to the holder, or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.

Form, Transfer, and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee of the depositary (as a “book-entry debt security”), or a certificate issued in definitive registered form (as a “certificated debt security”), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, and interest and any additional amounts on, certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder, or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, whom we refer to as participants, or persons that may hold interests through participants.

Except as described in this prospectus or any applicable prospectus supplement, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities, and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee, and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and interest and any additional amounts on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee, and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

For additional discussion of book entry and certificated securities, see the section entitled “Legal Ownership of Securities” included in this prospectus. We have obtained the foregoing information in this section and the “Legal Ownership of Securities” section concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable. We take no responsibility for the depositary’s performance of its obligations under the rules and regulations governing its operations.

No Protection in the Event of a Change in Control

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming, or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Merger, Consolidation, and Sale of Assets

Unless we provide otherwise in the applicable prospectus supplement, we may not merge with or into or consolidate with, or convey, transfer, or lease all or substantially all of our properties and assets to, any person (a “successor person”), and we may not permit any person to merge into, or convey, transfer, or lease its properties and assets substantially as an entirety to us, unless the following applies:

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either (a) the company is the surviving entity or (b) the successor person is a corporation, partnership, trust, or other entity organized and validly existing under the laws of any United States domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

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immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

■	certain other conditions that may be set forth in the applicable prospectus supplement are met.

This covenant would not apply to any recapitalization transaction, a change in control of us, or a transaction in which we incur a large amount of additional debt unless the transactions or change in control included a merger, consolidation, or transfer or lease of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indenture providing for a “put” right or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change in control of us, or a transaction in which we incur a large amount of additional debt.

Events of Default Under the Indenture

Unless we provide otherwise in the applicable prospectus supplement, an “event of default” will mean, with respect to any series of debt securities, any of the following:

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default in the payment of any interest upon any debt security of that series when it becomes due and payable and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent before the expiration of the 30-day period);

■	default in the payment of principal of, and any other amounts due on, any debt security of that series when due and payable either at maturity, redemption, or otherwise;

■	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series) or in the debt security, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

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we, pursuant to or within the meaning of any applicable bankruptcy law, commence a voluntary case, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian for all or substantially all of our property, make a general assignment for the benefit of our creditors, or admit in writing our inability generally to pay our debts as they become due; or, similarly, a court enters an order or decree under any applicable bankruptcy law that provides for relief against us in an involuntary case, appoints a custodian for all or substantially all of our properties, or orders our liquidation (and the order remains in effect for 60 days); and

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any other event of default provided with respect to debt securities of that series that is included in any supplemental indenture or is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency, or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. An event of default may also be an event of default under our bank credit agreements or other debt securities in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

Unless we provide otherwise in the applicable prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than certain events of our bankruptcy, insolvency, or reorganization), then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, of all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency, or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities.

At any time after an acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration and annul its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived except nonpayment of principal (or such lesser amount) or interest that has become due solely because of the acceleration.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default involving the following:

■	our failure to pay the principal of, and interest and any additional amounts on, any debt security; or

■	a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default actually known to a responsible officer of the trustee unless the default has been cured or waived. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any holder of any such outstanding debt securities unless the trustee receives indemnity satisfactory to it against any loss, liability, or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The trustee may, however, refuse to follow any discretion that conflicts with the indenture or any law or which may be unduly prejudicial to the holders of the debt securities of the applicable series not joining in the discretion.

Unless we provide otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

■	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

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the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, except as provided in the subordination provisions, if any, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest or additional amounts on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a certificate as to compliance with the indenture, or, in the event of noncompliance, specify the noncompliance and the nature and status of the noncompliance.

Modification of Indenture and Waiver

Except as specified below, modifications and amendments to the indenture require the approval of not less than a majority in principal amount of our outstanding debt securities.

Changes Requiring the Unanimous Approval

We and the trustee may not make any modification or amendment to the indenture without the consent of the holder of each affected debt security then outstanding if that amendment will have any of the following results:

■	reduce the rate of or extend the time for payment of interest, including default interest, on any debt security;

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reduce the principal of or any additional amounts on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

■	reduce the principal amount of discount securities payable upon acceleration of maturity;

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waive a default in the payment of the principal of, and interest or any additional amounts on, any debt security, except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration;

■	make the principal of, or interest or any additional amounts on, any debt security payable in currency other than that stated in the debt security;

■	change the place of payment on a debt security;

■	change the currency or currencies of payment of the principal of, and any premium, make-whole payment, interest, or additional amounts on, any debt security;

■	impair the right to initiate suit for the enforcement of any payment on or with respect to any debt security;

■	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture, to waive compliance with certain provisions of an indenture, or to waive certain defaults;

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reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with provisions of the indenture or defaults and their consequences under the indenture, or to reduce the quorum or voting requirements contained in the indenture;

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make any change that adversely affects the right to convert or exchange any debt security other than as permitted by the indenture or decrease the conversion or exchange rate or increase the conversion or exchange price of any such debt security;

■	waive a redemption payment with respect to any debt security; or

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make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and interest and any additional amount on, those debt securities, the right of holders to institute suit for the enforcement of any payment, or the right of holders to waive past defaults.

Changes Not Requiring Approval of Debt Holders

We and the trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

■	to evidence the succession of another person to us as obligor under the indenture;

■	to add to our existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us in the indenture;

■	to add events of default for the benefit of the holders of all or any series of debt securities;

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to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

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to add, change, or eliminate any provisions of the indenture, provided that any addition, change, or elimination (a) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any debt security with respect to such provision, or (b) shall become effective only when there are no outstanding debt securities;

■	to establish additional series of debt securities;

■	to secure previously unsecured debt securities;

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to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into our common stock, preferred stock, or other securities or property;

■	to evidence and provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

■	to make any provision with respect to the conversion or exchange of rights of holders pursuant to the requirements of the indenture;

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to cure any ambiguity, defect, or inconsistency in the indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under the indenture;

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to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

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to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

A vote by holders of debt securities will not be required for clarifications and certain other changes that would not adversely affect holders of the debt securities.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

Unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series; to replace stolen, lost, or mutilated debt securities of the series; and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations (as described at the end of this section), that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal, interest, and any additional amounts on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred.

Defeasance of Certain Covenants

Unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions, we may omit to comply with the restrictive covenants contained in the indenture, as well as any additional covenants contained in the applicable prospectus supplement.

The conditions include, among others, the following:

■	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal, interest, and any additional amounts on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

If we exercise our option, as described above, not to comply with certain covenants of the indenture with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

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direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

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obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Guarantees

Our payment obligations under any series of debt securities may be guaranteed by us or one or more of our subsidiaries. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

Subordination

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of the following:

■	the indebtedness ranking senior to the debt securities being offered;

■	any restrictions on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

■	any restrictions on payments to the holders of the debt securities being offered following an event of default; and

■	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Conversion and Exchange Rights

The terms on which debt securities of any series may be convertible into or exchangeable for our common stock, preferred stock, or other securities or property of our company will be described in the applicable prospectus supplement. These terms will include the following:

■	the conversion or exchange price, or the manner of calculating the price;

■	the exchange or conversion period;

■	whether the conversion or exchange is mandatory, or voluntary at the option of the holder, or at our option;

■	any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange; and

■	the means of calculating the number of shares of our common stock, preferred stock, or other securities or property of our company to be received by the holders of debt securities.

The conversion or exchange price of any debt securities of any series that are convertible into our common stock or preferred stock may be adjusted for any stock dividends, stock splits, reclassification, combinations, or similar transactions, as set forth in the applicable prospectus supplement.

Redemption of Debt Securities

The debt securities may be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement. Subject to such terms, we may opt at any time to partially or entirely redeem the debt securities.

If less than all the debt securities of any series are to be redeemed or purchased in an offer to purchase at any time, the trustee will select the debt securities of that series to be redeemed or purchased as follows: (1) if the securities of such series are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the debt securities of that series are listed, or (2) if the debt securities of that series are not listed on a national securities exchange, on a pro rata basis, by lot, or by such other method as the trustee deems fair and appropriate.

Except as otherwise provided as to any particular series of debt securities, at least 30 days but not more than 60 days before a redemption date, we or the trustee will mail a notice of redemption to each holder whose debt securities are to be redeemed. From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase common stock (which we refer to as common stock warrants), preferred stock (which we refer to as preferred stock warrants), or debt securities (which we refer to as debt security warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We may issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

We will set forth in the applicable prospectus supplement the terms of the warrants in respect of which this prospectus is being delivered, including, when applicable, the following:

■	the title of the warrants;

■	the aggregate number of the warrants;

■	the price or prices at which the warrants will be issued;

■	the designation, number, and terms of the securities purchasable upon exercise of the warrants;

■	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each such security;

■	the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

■	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

■	the date on which the right to exercise the warrants will commence and the date on which such right will expire;

■	the minimum amount of the warrants that may be exercised at any one time;

■	any information with respect to book-entry procedures;

■	the effect of any merger, consolidation, sale, or other disposition of our business on the warrant agreement and the warrants;

■	any other terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of such warrants;

■	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

■	the date on which the right to exercise the warrants begins and the date on which that right expires;

■	the U.S. federal income tax consequences of holding or exercising the warrants; and

■	any other specific terms, preferences, rights, or limitations of, or restrictions on, the warrants.

Unless specified in an applicable prospectus supplement, common stock warrants, preferred stock warrants, or debt security warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any common stock warrants, preferred stock warrants, or debt security warrants are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock, or debt securities, except to the extent set forth under the heading “Warrant Adjustments” below.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash shares of common stock, preferred stock, or debt securities at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the shares of common stock or preferred stock, or debt securities. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or a part of the exercise price for the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant, or debt security warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

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issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase, or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

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pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

■	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

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issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares, or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants, and debt security warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock, or debt securities, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant, and debt security warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants, preferred stock warrants, and debt security warrants may have additional rights under the following circumstances:

■	certain reclassifications, capital reorganizations, or changes of the common stock, or preferred stock, as applicable;

■	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, or preferred stock, as applicable; or

■	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock, preferred stock, or debt securities are entitled to receive stock, securities, or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants, and debt security warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities, and warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, debt securities, and/or warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

■	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

■	any provisions of the governing unit agreement that differ from those described below; and

■	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” and “Description of Warrants,” will apply to each unit and to any common stock, preferred stock, debt security, or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

CERTAIN PROVISIONS OF DELAWARE LAW AND

OUR CHARTER AND BYLAWS

The following paragraphs summarize certain provisions of Delaware law and our amended and restated certificate of incorporation and second amended and restated bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and to our amended and restated certificate of incorporation and second amended and restated bylaws, copies of which are on file with the SEC as exhibits to reports previously filed by us. See “Where You Can Find More Information.”

Anti-Takeover Effects

General

Our certificate of incorporation, our bylaws, and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, a proxy context, or otherwise. These provisions have been implemented to enable us, particularly but not exclusively in the initial years of our existence as a publicly owned company, to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

There is set forth below a description of the provisions contained in our certificate of incorporation and bylaws and the Delaware General Corporation Law that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, as well as the Delaware General Corporation Law.

Authorized but Unissued Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series without any further vote or action by our stockholders. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, or other extraordinary transaction. Any issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. The existence of authorized but unissued shares of preferred stock will also enable our board of directors, without stockholder approval, to adopt a “poison pill” takeover defense mechanism. We have no present plans to issue any additional shares of preferred stock.

Number of Directors; Removal; Filling Vacancies

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed only by resolution of our board of directors from time to time. Our certificate of incorporation provides that directors may be removed by stockholders only both for cause and by the affirmative vote of at least 662/3% of the shares entitled to vote. Our certificate of incorporation and bylaws provide that vacancies on the board of directors may be filled only by a majority vote of the remaining directors or by the sole remaining director.

Classified Board

Our certificate of incorporation provides for our board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. See “Management – Board of Directors and Committees.” The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board until our second annual stockholders meeting following the date the acquirer obtains the controlling share interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Stockholder Action

Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. This provision prohibits stockholder action by written consent in lieu of a meeting. Our certificate of incorporation and bylaws further provide that special meetings of stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting of stockholders.

The provisions of our certificate of incorporation and bylaws prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called as provided above. These provisions would also prevent the holders of a majority of the voting power of our stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time our chairman or a majority of the whole board believes such consideration to be appropriate.

Advance Notice for Stockholder Proposals and Director Nominations

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder that has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

Amendments to Bylaws

Our certificate of incorporation provides that only our board of directors or the holders of at least 662/3% of the shares entitled to vote at an annual or special meeting of stockholders have the power to amend or repeal our bylaws.

Amendments to Certificate of Incorporation

Any proposal to amend, alter, change, or repeal any provision of our certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of our capital stock entitled to vote on such matters, with the exception of certain provisions of our certificate of incorporation that require a vote of at least 66 2/3% of such voting power. The requirement of a super-majority vote to approve amendments to the certificate of incorporation or bylaws could enable a minority of our stockholders to exercise veto power over an amendment.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and we have entered into indemnification agreements with our directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers.

Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, or controlling persons pursuant to the provisions described in the preceding paragraph, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary, or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

See also the section entitled “Description of Debt Securities — Form, Transfer, and Exchange” above for additional discussion of book entry and certificated form of ownership as such forms of ownership impact the rights and obligations of purchasers of debt securities to be issued under this prospectus.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry securities represented by the global security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters, or agents participating in the distribution of the book-entry securities. Ownership of book-entry securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depositary for the related global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer, or pledge beneficial interests in book-entry securities.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker, or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker, or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he, she, or it maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers, and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name, or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker, or other financial institution, either in book-entry form or in street name, you should check with your own institution to determine the following:

■	how it handles securities payments and notices;

■	whether it imposes fees or charges;

■	how it would handle a request for the holders’ consent, if ever required;

■	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

■	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

■	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee, or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank, or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

We may at any time and in our sole discretion determine not to have any of the book-entry securities of any series represented by one or more global securities and, in that event, we will issue certificated securities in exchange for the global securities of that series.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

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an investor cannot cause the securities to be registered in his, her, or its name, and cannot obtain non-global certificates for his, her, or its interest in the securities, except in the special situations we describe below;

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an investor will be an indirect holder and must look to his, her, or its own bank or broker for payments on the securities and protection of his, her, or its legal rights relating to the securities, as we describe above;

■	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

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an investor may not be able to pledge his, her, or its interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

■	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges, and other matters relating to an investor’s interest in a global security;

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we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

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the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

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financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices, and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

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if the depositary notifies us that it is unwilling, unable, or no longer qualified under the Exchange Act to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

■	if we notify any applicable trustee that we wish to terminate that global security; or

■	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular types and series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING SECURITY HOLDERS

This prospectus also relates to the possible resale by certain of our stockholders (referred to in this prospectus as the selling stockholders) of up to 8,000,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling stockholders originally acquired the shares of our common stock included in this prospectus through (1) several private placements of our common stock prior to our initial public offering, and (2) issuances of our common stock associated with business acquisitions. Information about the selling stockholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities described in this prospectus from time to time in one or more of the following ways:

■	to or through underwriters or dealers;

■	directly to one or more purchasers;

■	through agents; or

■	through a combination of any of those methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

■	the name or names of any underwriters or agents;

■	any public offering price;

■	the proceeds from such sale;

■	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

■	any over-allotment options under which underwriters may purchase additional securities from us;

■	any discounts or concessions allowed or reallowed or paid to dealers; and

■	any securities exchanges on which the securities may be listed.

We or the selling stockholders may distribute the securities from time to time in one or more of the following ways:

■	at a fixed public offering price or prices, which may be changed;

■	at prices relating to prevailing market prices at the time of sale;

■	at varying prices determined at the time of sale; or

■	at negotiated prices.

Unless otherwise indicated in the applicable prospectus supplement, if we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Unless otherwise indicated in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship. We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from us or from purchasers of the securities as their agents in connection with the sale of the securities. These underwriters, dealers, or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by underwriters, dealers, or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer, or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NYSE. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with any offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

■	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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Over-allotment involves sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

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Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option so that if there is a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after the pricing of any offering that could adversely affect investors who purchase in that offering.

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Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotments, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Underwriters, dealers, and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments they may be required to make in respect of these liabilities thereof. Underwriters, dealers, and agents and their affiliates may be customers of, may engage in transactions with, or perform services for us in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC under the Exchange Act. Through our website at www.rrts.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus or any accompanying prospectus supplement. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

■	Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

■	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

■	Current Report on Form 8-K filed with the SEC on February 4, 2011.

■	Current Report on Form 8-K filed with the SEC on March 1, 2011.

■	Current Report on Form 8-K filed with the SEC on March 7, 2011.

■	Current Report on Form 8-K filed with the SEC on May 23, 2011.

■	Current Report on Form 8-K filed with the SEC on June 1, 2011.

■	Current Report on Form 8-K filed with the SEC on August 1, 2011.

■	Current Report on Form 8-K filed with the SEC on August 2, 2011.

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The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 from our definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2011.

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The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 5, 2010, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

Roadrunner Transportation Systems, Inc.

Attention: Corporate Secretary

4900 S. Pennsylvania Ave.

Cudahy, Wisconsin

(414) 615-1500

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any accompanying prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

3,500,000 Shares of Common Stock

Prospectus Supplement

December 6, 2012

Baird

BB&T Capital Markets

Raymond James

Stifel Nicolaus Weisel

SunTrust Robinson Humphrey